EXHIBIT 99.1

Evolution Petroleum Reports First Quarter Fiscal 2024 Results and Declares Quarterly Cash Dividend for the Fiscal 2024 Second Quarter

HOUSTON, TX — November 7, 2023 (GLOBE NEWSWIRE) — Evolution Petroleum Corporation (NYSE American: EPM) (“Evolution” or the “Company”) today announced its financial and operating results for its fiscal first quarter ended September 30, 2023 (“Fiscal Q1” or the “current quarter”). Evolution also declared a quarterly cash dividend of $0.12 per common share for the fiscal 2024 second quarter.

Key Highlights

●	Entered into a participation agreement with PEDEVCO Corp. (“PEDEVCO") to jointly develop horizontal wells in the Chaveroo oilfield in the Permian Basin in New Mexico.
o	Spudded the first two wells of a three well pad after the end of the current quarter.
●	Reported sequential growth in revenue of 13% to $20.6 million, net income of 788% to $1.5 million, and earnings per share from $0.00 to $0.04 per diluted share.
●	Generated Adjusted EBITDA[1] of $6.7 million for the current quarter – an increase of 43% over the prior quarter.
●	Produced 6,457 net barrels of oil equivalent per day ("BOEPD") in the first quarter of fiscal 2024.
●	Paid quarterly dividends of $0.12 per common share.
●	Maintained significant liquidity and balance sheet strength:
o	Fully funded operations, capital expenditures, and dividends from operating cash flow and working capital;
o	Increased working capital from $8.9 million at June 30, 2023 to $9.0 million at September 30, 2023; and
o	Maintained $50 million available borrowing capacity under the senior secured credit facility.

Kelly Loyd, President and Chief Executive Officer, commented, “We are very pleased to have moved past many of the operational issues that directly affected our production and revenues during the previous quarter. Sequential production was up at our Jonah Field, Williston Basin, and Delhi Field properties. Current quarter versus prior quarter production at Hamilton Dome was flat, and Barnett Shale production was down by approximately 4% over the same time period. Overall, we achieved a net zero percent decline rate, which allowed us to benefit significantly from increased price realizations and grow revenue, net income, earnings per share, and Adjusted EBITDA in the current quarter as compared to the prior quarter. As we move forward throughout the fiscal year, continued improving operational conditions and incremental production from multiple capital projects should continue to benefit our shareholders, including the successful completion of two downdip producing wells in the Delhi Field. During the quarter, we added another strategic property to our diverse portfolio of non-operated assets, the Chaveroo Field. Redevelopment of the Chaveroo Field horizontally has the potential to unlock significant value for our shareholders as the Chaveroo Field has an estimated original oil in place (OOIP) of over 700 million barrels with less than 5% recovered vertically to date. Importantly, this adds an economically advantaged, organic growth component with the potential to meaningfully add to cash flow and production.”

Mr. Loyd concluded, “Once again, our continued commitment to providing long-term total returns to our shareholders was on display as we paid our 40th consecutive quarterly dividend in September of $0.12 per share, marking our fifth consecutive dividend paid at that level. Our strong cash flow generation from low-decline reserves, zero outstanding debt, and significant liquidity highlight our disciplined approach to maximizing total shareholder returns as we continue to evaluate and execute on our strategy of acquiring and developing accretive opportunities to prudently grow the business for the long-term benefit of our shareholders.”

(1) Adjusted EBITDA is Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization and is a non-GAAP financial measure; see the “Non-GAAP Reconciliation” tables later in this release for more information on the most comparable GAAP measures.

Cash Dividend on Common Stock

On November 6, 2023, Evolution’s Board of Directors declared a cash dividend of $0.12 per share of common stock, which will be paid on December 29, 2023, to common stockholders of record on December 15, 2023. This will be the 41st consecutive quarterly cash dividend on the Company’s common stock since December 31, 2013. To date, Evolution has returned approximately $106.4 million, or $3.21 per share, back to stockholders in common stock dividends. Maintaining and ultimately growing the common stock dividend remains a key Company priority.

Financial and Operational Results for the Quarter Ended September 30, 2023

($ in millions)	1Q24	4Q23	% Change vs 4Q23
Average BOEPD	6,457	6,484	—%
Revenues ($M)	$20,601	$18,174	13%
Net Income ($M)	$1,474	$166	788%
Adjusted Net Income(1) ($M)	$1,474	$166	788%
Adjusted EBITDA(2) ($M)	$6,703	$4,672	43%

(1)	Adjusted Net Income is a non-GAAP financial measure; see the “Non-GAAP Information” section later in this release for more information, including reconciliations to the most comparable GAAP measures.
(2)	Adjusted EBITDA is Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization and is a non-GAAP financial measure; see the “Non-GAAP Information” section later in this release for more information, including reconciliations to the most comparable GAAP measures.

Total production for the first quarter of fiscal 2024 was 6,457 net BOEPD, including 1,750 barrels per day (“BOPD”) of crude oil; 22,011 thousand cubic feet per day (“MCFPD”), or 3,674 BOEPD, of natural gas; and 1,033 BOEPD of natural gas liquids (“NGLs”).

●	Oil increased 1% from 1,736 BOPD in the prior quarter, as a result of the workover program at Williston Basin to restore oil production.
●	Natural gas production decreased 2% from 22,462 MCFPD, or 3,748 BOEPD, in the prior quarter. The decrease was primarily related to continued issues in the Barnett Shale, including compression related issues from extreme heat experienced this summary, excessive downtime within EnLink’s gathering and processing system, pipeline rerouting and optimization, and the operator’s decision to temporarily shut in low margin wells that were brought online to take advantage of the high natural gas prices during the second half of 2022. EnLink has finished a major overhaul of the Corvett processing plant, the heat has abated, and the pipeline optimization has been completed.
●	NGL production increased 3% from 1,000 BOEPD in the prior quarter, primarily as a result of less downtime at Delhi Field and benefits from the heat exchanger that was installed in May 2023.

Evolution reported $20.6 million of total revenue for the current quarter, a 13% increase from the prior quarter. Oil revenue increased 15% to $12.6 million from the previous quarter, primarily due to a 13% increase in realized commodity pricing coupled with 2% increase in sales volumes. Natural gas revenue increased 11% from the prior quarter to $5.6 million due to a 12% increase in realized commodity pricing, partially offset by a 1% decrease in sales volumes. Natural gas revenue in the current quarter was negatively impacted by approximately $0.5 million in estimated adjustments to prior periods, dating back to September 2021, relating to updated ownership interest calculations provided by the operator of the Barnett properties. NGL revenue increased 10% to $2.4 million, primarily due to a 6% increase in realized pricing together with a 4% increase in sales volumes. The average realized price per BOE increased 13% to $34.68 compared to $30.80 in the prior quarter.

Lease operating costs (“LOE”) remained relatively flat at $11.9 million in the current quarter compared to $11.8 million in the prior quarter.  Although CO2 costs and production taxes were higher due to increased commodity prices, field level LOE declined from the prior quarter.  On a per unit basis, total LOE was $20.01 per BOE and $20.02 per BOE for the current and prior quarters, respectively.

Depletion, depreciation, and accretion expense was $4.3 million compared to $3.8 million in the prior quarter. On a per BOE basis, the Company’s current quarter depletion rate of $6.58 per BOE increased from $6.01 per BOE in the prior quarter due to a reduction in proved reserves.

General and administrative expenses, including stock-based compensation, increased slightly in the current quarter to $2.6 million from $2.3 million in the prior quarter.  The increase was primarily attributable to salary expenses associated with actual and estimated annual incentive compensation.

Net income for the current quarter was $1.5 million, or $0.04 per diluted share, compared to $0.2 million, or $0.00 per diluted share, in the prior quarter. Net income and diluted earnings per share in the current quarter were negatively impacted by $0.4 million and $0.01, respectively, after income taxes, due to the aforementioned prior period adjustments. Adjusted EBITDA was $6.7 million for the current quarter compared to $4.7 million in the prior quarter. On a per BOE basis, Adjusted EBITDA was $11.28 for the current quarter versus $7.92 for the preceding quarter.  Adjusted EBITDA was negatively impacted by approximately $0.5 million due to the aforementioned prior period adjustments.

Operations Update

On September 12, 2023, we entered into a participation agreement (the “Participation Agreement”) with PEDEVCO for the joint development of the Chaveroo oilfield, a conventional oil-bearing San Andres field located in Chaves and Roosevelt Counties, New Mexico (the “Chaveroo Field”).

Pursuant to the Participation Agreement, we have the right, but not the obligation, to elect to participate in drilling locations on approximately 16,000 gross leasehold acres consisting of all leasehold rights from the surface to the base of the San Andres formation, where PEDEVCO currently holds leasehold interest. We have agreed to pay PEDEVCO $450 per acre for a 50% working interest share in the leases in which we elect to participate. We have entered into a standard operating agreement with PEDEVCO serving as the operator with respect to the development of the properties.

During the three months ended September 30, 2023, we paid total cash consideration of approximately $0.4 million, which includes less than $0.1 million of capitalized transaction costs, in exchange for a 50% working interest share in 1,625 gross undeveloped leasehold acres associated with two initial development blocks, or nine drilling locations. Following the completion of the initial nine development wells, we will have the right, but not the obligation, to elect to participate in the next development block at the same cost per net acre. Our operator, PEDEVCO, spud the initial well in October 2023 and has finished drilling and casing. Drilling of the second well is currently underway, and we expect all three wells from the first development block to come online in the third quarter of fiscal year 2024.

During the current quarter, we participated in the drilling and completion of two new down dip wells at Delhi Field. Production of the first well began in August 2023 while the second well came online in September 2023. We and the operator have been pleased with the early results of these two wells.

Balance Sheet, Liquidity, and Capital Spending

On September 30, 2023, cash and cash equivalents totaled $9.4 million, and working capital was $9.0 million. Evolution’s $50 million revolving credit facility remained undrawn. As a result, total liquidity on September 30, 2023, was $59.4 million, including cash and cash equivalents.

During the first quarter of fiscal 2024, the Company fully funded operations, development capital expenditures, and cash dividends through cash generated from operations and working capital. For the quarter ended September 30, 2023, Evolution paid $4.0 million in common stock dividends and incurred $1.8 million in capital expenditures, which includes cash paid for undeveloped acreage at Chaveroo Field. For fiscal year 2024, the Company expects capital expenditures to be in the range of $10.0 million to $14.0 million, which excludes any potential acquisitions. Our expected capital expenditures for fiscal year 2024 include the two down dip wells at Delhi Field, previously discussed, and the drilling of two sidetrack locations targeting the Birdbear formation in the Williston Basin.  It also includes the drilling and completion of three horizontal wells associated with the first development block at Chaveroo Field, which are currently underway. Towards the end of the fiscal year, we also expect to start incurring capital expenditures for the second development block at Chaveroo Field, consisting of six horizontal wells. Evolution believes its near-term capital spending requirements will be met from cash flows from operations and current working capital.

Conference Call

As previously announced, Evolution Petroleum will host a conference call on Wednesday, November 8, 2023, at 10:00 a.m. Central Time to review its first quarter fiscal 2024 financial and operating results. To join by phone, please dial (844) 481-2813 (Toll-free) or (412) 317-0677 (International) and ask to join the Evolution Petroleum Corporation call.

To join online via webcast, click the following link:

https://event.choruscall.com/mediaframe/webcast.html?webcastid=HcYXfROg.

A webcast replay will be available through November 8, 2024, via the webcast link above and on Evolution's website at www.ir.evolutionpetroleum.com.

About Evolution Petroleum

Evolution Petroleum Corporation is an independent energy company focused on maximizing total shareholder returns through the ownership of and investment in onshore oil and natural gas properties in the U.S. The Company aims to build and maintain a diversified portfolio of long-life oil and natural gas properties through acquisitions, selective development opportunities, production enhancements, and other exploitation efforts. Properties include non-operated interests in the following areas: the Jonah Field in Sublette County, Wyoming; the Williston Basin in North Dakota; the Barnett Shale located in North Texas; the Hamilton Dome Field located in Hot Springs County, Wyoming; the Delhi Holt-Bryant Unit in the Delhi Field in Northeast Louisiana; the Chaveroo oilfield located in Chaves and Roosevelt Counties, New Mexico; as well as small overriding royalty interests in four onshore Texas wells. Visit www.evolutionpetroleum.com for more information.

Cautionary Statement

All forward-looking statements contained in this press release regarding the Company's current expectations, potential results, and future plans and objectives involve a wide range of risks and uncertainties. Statements herein using words such as “believe,” “expect,” “plans,” “outlook,” “should,” “will,” and words of similar meaning are forward-looking statements. Although the Company’s expectations are based on business, engineering, geological, financial, and operating assumptions that it believes to be reasonable, many factors could cause actual results to differ materially from its expectations and can give no assurance that its goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic documents filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

Investor Relations

(713) 935-0122

info@evolutionpetroleum.com

Evolution Petroleum Corporation

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	September 30,		June 30,
	2023	2022	2023
Revenues
Crude oil	$12,616	$15,163	$10,982
Natural gas	5,552	19,848	4,984
Natural gas liquids	2,433	4,786	2,208
Total revenues	20,601	39,797	18,174
Operating costs
Lease operating costs	11,883	19,116	11,818
Depletion, depreciation, and accretion	4,262	3,598	3,834
General and administrative expenses	2,603	2,472	2,263
Total operating costs	18,748	25,186	17,915
Income (loss) from operations	1,853	14,611	259
Other income (expense)
Net gain (loss) on derivative contracts	—	(603)	—
Interest and other income	116	6	95
Interest expense	(32)	(243)	(54)
Income (loss) before income taxes	1,937	13,771	300
Income tax (expense) benefit	(463)	(3,064)	(134)
Net income (loss)	$1,474	$10,707	$166
Net income (loss) per common share:
Basic	$0.04	$0.32	$—
Diluted	$0.04	$0.32	$—
Weighted average number of common shares outstanding:
Basic	32,663	33,134	32,618
Diluted	32,984	33,319	32,891

Evolution Petroleum Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands, except share and per share amounts)

	September 30, 2023	June 30, 2023
Assets
Current assets
Cash and cash equivalents	$9,413	$11,034
Receivables from crude oil, natural gas, and natural gas liquids revenues	10,555	7,884
Prepaid expenses and other current assets	2,122	2,277
Total current assets	22,090	21,195
Property and equipment, net of depletion, depreciation, and impairment
Oil and natural gas properties—full-cost method of accounting:
Oil and natural gas properties, subject to amortization, net	103,384	105,781
Oil and natural gas properties, not subject to amortization	398	—
Total property and equipment, net	103,782	105,781

Other assets	1,328	1,341
Total assets	$127,200	$128,317
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$7,117	$5,891
Accrued liabilities and other	5,204	6,027
State and federal taxes payable	753	365
Total current liabilities	13,074	12,283
Long term liabilities
Deferred income taxes	6,728	6,803
Asset retirement obligations	17,364	17,012
Operating lease liability	112	125
Total liabilities	37,278	36,223
Commitments and contingencies
Stockholders' equity
Common stock; par value $0.001; 100,000,000 shares authorized: issued and outstanding 33,440,195 and 33,247,523 shares as of September 30, 2023
and June 30, 2023, respectively	33	33
Additional paid-in capital	40,465	40,098
Retained earnings	49,424	51,963
Total stockholders' equity	89,922	92,094
Total liabilities and stockholders' equity	$127,200	$128,317

Evolution Petroleum Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Three Months Ended
	September 30,		June 30,
	2023	2022	2023
Cash flows from operating activities:
Net income (loss)	$1,474	$10,707	$166
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation, and accretion	4,262	3,598	3,834
Stock-based compensation	472	208	484
Settlement of asset retirement obligations	—	(7)	(55)
Deferred income taxes	(75)	(36)	(196)
Unrealized (gain) loss on derivative contracts	—	(1,119)	—
Accrued settlements on derivative contracts	—	(220)	211
Other	—	(8)	(1)
Changes in operating assets and liabilities:
Receivables from crude oil, natural gas, and natural gas liquids revenues	(2,686)	6,804	1,958
Prepaid expenses and other current assets	169	33	288
Accounts payable and accrued liabilities	320	(5,173)	(5,343)
State and federal income taxes payable	388	2,578	(1,793)
Net cash provided by operating activities	4,324	17,365	(447)
Cash flows from investing activities:
Acquisition of oil and natural gas properties	—	(31)	—
Capital expenditures for oil and natural gas properties	(1,827)	(1,848)	(2,727)
Net cash used in investing activities	(1,827)	(1,879)	(2,727)
Cash flows from financing activities:
Common stock dividends paid	(4,013)	(4,026)	(3,992)
Common stock repurchases, including stock surrendered for tax withholding	(105)	(26)	(187)
Repayments of senior secured credit facility	—	(9,000)	—
Net cash (used in) provided by financing activities	(4,118)	(13,052)	(4,179)
Net increase (decrease) in cash and cash equivalents	(1,621)	2,434	(7,353)
Cash and cash equivalents, beginning of period	11,034	8,280	18,387
Cash and cash equivalents, end of period	$9,413	$10,714	$11,034

Evolution Petroleum Corporation

Non-GAAP Reconciliation – Adjusted EBITDA (Unaudited)

(In thousands)

Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items are non-GAAP financial measures that are used as supplemental financial measures by our management and by external users of our financial statements, such as investors, commercial banks, and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure, or historical costs basis. We use these measures to assess our ability to incur and service debt and fund capital expenditures. Our Adjusted EBITDA and Net income (loss) and earnings per share, excluding selected items, should not be considered alternatives to net income (loss), operating income (loss), cash flows provided by (used in) operating activities, or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items in the same manner.

We define Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation, depletion, and accretion (DD&A), stock-based compensation, ceiling test impairment, and other impairments, unrealized loss (gain) on change in fair value of derivatives, and other non-recurring or non-cash expense (income) items.

	Three Months Ended
	September 30,		June 30,
	2023	2022	2023
Net income (loss)	$1,474	$10,707	$166
Adjusted by:
Interest expense	32	243	54
Income tax expense (benefit)	463	3,064	134
Depletion, depreciation, and accretion	4,262	3,598	3,834
Stock-based compensation	472	208	484
Unrealized loss (gain) on derivative contracts	—	(1,119)	—
Severance	—	74	—
Transaction costs	—	230	—
Adjusted EBITDA	$6,703	$17,005	$4,672

Evolution Petroleum Corporation

Non-GAAP Reconciliation – Adjusted Net Income (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	September 30,		June 30,
	2023	2022	2023
As Reported:
Net income (loss), as reported	$1,474	$10,707	$166

Impact of Selected Items:
Unrealized loss (gain) on commodity contracts	—	(1,119)	—
Severance	—	74	—
Transaction costs	—	230	—
Selected items, before income taxes	$—	$(815)	$—
Income tax effect of selected items(1)	—	(183)	—
Selected items, net of tax	$—	$(632)	$—

As Adjusted:
Net income (loss), excluding selected items(2)	$1,474	$10,075	$166

Undistributed earnings allocated to unvested restricted stock	(26)	(104)	(3)
Net income (loss), excluding selected items for earnings per share calculation	$1,448	$9,971	$163

Net income (loss) per common share — Basic, as reported	$0.04	$0.32	$—
Impact of selected items	—	(0.02)	—
Net income (loss) per common share — Basic, excluding selected items(2)	$0.04	$0.30	$—

Net income (loss) per common share — Diluted, as reported	$0.04	$0.32	$—
Impact of selected items	—	(0.02)	—
Net income (loss) per common share — Diluted, excluding selected items(2)(3)	$0.04	$0.30	$—

(1)	For the three months ended September 30, 2022, represents the tax impact using an estimated tax rate of 22.5%.
(2)	Net income (loss) and earnings per share excluding selected items are non-GAAP financial measures presented as supplemental financial measures to enable a user of the financial information to understand the impact of these items on reported results. These financial measures should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities, or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted Net Income (Loss) and earnings per share may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted Net Income (Loss) and earnings per share in the same manner.
(3)	The impact of selected items for the three months ended September 30, 2023 and 2022 was calculated based upon weighted average diluted shares of 33.0 million and 33.3 million, respectively, due to the net income (loss), excluding selected items. The impact of selected items for the three months ended June 30, 2023 was calculated based upon weighted average diluted shares of 32.9 million, due to the net income (loss), excluding selected items.

Evolution Petroleum Corporation

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

(In thousands, except per unit and per BOE amounts)

	Three Months Ended
	September 30,		June 30,
	2023	2022	2023
Revenues:
Crude oil	$12,616	$15,163	$10,982
Natural gas	5,552	19,848	4,984
Natural gas liquids	2,433	4,786	2,208
Total revenues	$20,601	$39,797	$18,174

Lease operating costs:
CO2 costs	$1,578	$2,199	$1,348
Ad valorem and production taxes	1,278	3,263	1,157
Other lease operating costs	9,027	13,654	9,313
Total lease operating costs	$11,883	$19,116	$11,818

Depletion of full cost proved oil and natural gas properties	$3,910	$3,322	$3,544

Production:
Crude oil (MBBL)	161	168	158
Natural gas (MMCF)	2,025	2,494	2,044
Natural gas liquids (MBBL)	95	115	91
Equivalent (MBOE)(1)	594	699	590
Average daily production (BOEPD)(1)	6,457	7,598	6,484

Average price per unit(2):
Crude oil (BBL)	$78.36	$90.26	$69.51
Natural gas (MCF)	2.74	7.96	2.44
Natural Gas Liquids (BBL)	25.61	41.62	24.26
Equivalent (BOE)(1)	$34.68	$56.93	$30.80

Average cost per unit:
CO2 costs	$2.66	$3.15	$2.28
Ad valorem and production taxes	2.15	4.67	1.96
Other lease operating costs	15.20	19.53	15.78
Total lease operating costs	$20.01	$27.35	$20.02

Depletion of full cost proved oil and natural gas properties	$6.58	$4.75	$6.01

CO2 costs per MCF	$0.99	$1.11	$0.91
CO2 volumes (MMCF per day, gross)	72.4	90.0	68.2

(1)	Equivalent oil reserves are defined as six MCF of natural gas and 42 gallons of NGLs to one barrel of oil conversion ratio which reflects energy equivalence and not price equivalence. Natural gas prices per MCF and NGL prices per barrel often differ significantly from the equivalent amount of oil.
(2)	Amounts exclude the impact of cash paid or received on the settlement of derivative contracts since we did not elect to apply hedge accounting.

Evolution Petroleum Corporation

Summary of Production Volumes, Average Sales Price, and Average Production Costs (Unaudited)

	Three Months Ended
	September 30,				June 30,
	2023		2022		2023
	Volume	Price	Volume	Price	Volume	Price
Production:
Crude oil (MBBL)
Jonah Field	9	$88.41	9	$94.00	9	$77.87
Williston Basin	40	78.94	37	90.76	34	70.31
Barnett Shale	1	74.96	1	141.00	3	69.37
Hamilton Dome Field	37	69.46	38	78.37	37	60.53
Delhi Field	73	81.54	83	94.46	74	73.01
Other	1	81.80	—	—	1	75.07
Total	161	$78.36	168	$90.26	158	$69.51
Natural gas (MMCF)
Jonah Field	904	$3.69	958	$8.21	881	$3.16
Williston Basin	21	2.04	18	7.33	23	2.99
Barnett Shale	1,100	1.98	1,518	7.81	1,140	1.87
Other	—	—	—	—	—	—
Total	2,025	$2.74	2,494	$7.96	2,044	$2.44
Natural gas liquids (MBBL)
Jonah Field	10	$27.06	12	$42.00	9	$25.80
Williston Basin	4	17.66	5	42.60	5	15.00
Barnett Shale	59	26.45	75	41.71	61	24.52
Delhi Field	22	23.64	23	40.91	16	24.65
Other	—	—	—	—	—	—
Total	95	$25.61	115	$41.62	91	$24.26

Equivalent (MBOE)(1)
Jonah Field	170	$25.91	181	$50.89	165	$22.60
Williston Basin	48	68.56	45	82.29	43	59.57
Barnett Shale	243	15.77	329	45.96	254	15.15
Hamilton Dome Field	37	69.46	38	78.37	37	60.53
Delhi Field	95	68.24	106	82.87	90	64.69
Other	1	81.80	—	—	1	75.07
Total	594	$34.68	699	$56.93	590	$30.80

Average daily production (BOEPD)(1)
Jonah Field	1,848		1,967		1,813
Williston Basin	522		489		473
Barnett Shale	2,641		3,576		2,791
Hamilton Dome Field	402		413		407
Delhi Field	1,033		1,153		989
Other	11		—		11
Total	6,457		7,598		6,484

Production costs (in thousands, except per BOE)
Lease operating costs	Amount	per BOE	Amount	per BOE	Amount	per BOE
Jonah Field	$2,562	$15.07	$2,864	$15.82	$2,218	$13.45
Williston Basin	1,390	28.96	1,490	33.11	1,149	26.83
Barnett Shale	3,192	13.09	8,853	26.91	3,902	15.28
Hamilton Dome Field	1,337	36.55	1,463	38.50	1,417	38.76
Delhi Field	3,402	35.83	4,446	41.94	3,132	35.06
Total	$11,883	$20.01	$19,116	$27.35	$11,818	$20.02

(1)	Equivalent oil reserves are defined as six MCF of natural gas and 42 gallons of NGLs to one barrel of oil conversion ratio which reflects energy equivalence and not price equivalence. Natural gas prices per MCF and NGL prices per barrel often differ significantly from the equivalent amount of oil.